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                                                                   Exhibit 2(iv)

                              EMPLOYMENT AGREEMENT
                              --------------------


     EMPLOYMENT AGREEMENT made as of August 31, 1999, between Michael Rose, an individual residing at ___________________ San Antonio, Texas 78___ ("Rose") and June Supply - San Antonio, Inc., a Texas corporation with its principal office located at 4335 Vance Jackson, No. 4, San Antonio, Texas 78230 and its intended successor-in-interest through merger, June Supply Corp., a Nevada corporation, with its principal office located at 4335 Vance Jackson, No. 4, San Antonio, Texas 78230 (hereinafter collectively referred to as the "Company").

     WHEREAS, Rose has sold all of his equity interest in the Company pursuant to that certain Stock Purchase Agreement among Enviro-Clean of America, Inc.("Enviro-Clean"), June Supply Corp. and June Supply-San Antonio Inc. dated as of August 31, 1999 (hereinafter, the "Stock Purchase Agreement"); and

          WHEREAS, the Company wishes to employ Rose as President of the Company and the Company desires to ensure the continued availability to the Company of Rose's services in such capacity, and Rose wishes to accept such employment and is willing to render such services, all upon and subject to the terms and conditions contained in this Agreement.

     Accordingly, the parties agree as follows:

1.   Employment
     ----------

     The Company hereby employs Rose as the Company's President on the terms and conditions contained herein and Rose agrees to such terms and conditions of employment.

2.   Term of Employment
     ------------------

     Rose hereby agrees to work as President of the Company for a minimum term of five years commencing on August 31, 1999, and ending on August 31, 2004. The term of employment may be renewed beyond August 31, 2004 upon the mutual agreement of the Company and Rose for such additional period and on such additional terms as the parties may agree at a future date.

3.   Duties
     ------

     Rose shall serve the Company as President. Rose shall at all times comply with the employment policies established by the Company. During his employment by the Company, Rose shall devote his full time and efforts to the Company.

     The duties of the President as set by the Board of Directors shall include all day-to-day management of the operations of the Company and such other duties and responsibilities as shall be assigned from time to time by the Board of Directors, provided, however, that such duties and

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responsibilities shall at all times be reasonable and appropriate and shall be consistent with the duties normally performed by the president of a company in similar circumstances.

4.   Compensation and Benefits
     -------------------------

     As full compensation to Rose for the performance of his services and his acceptance of the responsibilities described herein, the Company agrees to pay Rose the following compensation and other benefits:

     (a) Base Salary. A total annual base salary of Fifty Thousand Dollars ($50,000), payable in accordance with the Company's usual payroll policies and procedures.

     (b) Annual Bonus. In addition to his base salary, Rose shall be eligible for an annual bonus during each year of the initial term of this Agreement, which bonus shall be determined in accordance with Section 8.01 of the Stock Purchase Agreement.

5.   Confidentiality: Intellectual Property; Non-Compete.
     ---------------------------------------------------

     In order to induce the Company to enter into this Agreement, Rose hereby agrees as follows:

     (a) Rose agrees to keep confidential and not use, divulge or otherwise reveal during the term of his employment or after termination thereof, any trade secrets or other confidential information relating to the business or financial affairs of the Company.

     (b) Rose hereby agrees to preserve and protect as property of the Company the confidential, proprietary, technical and business information of the Company. Rose agrees to execute the Company's standard form of confidentiality and intellectual property agreements containing the foregoing covenants of
Section 5(a) and this Section 5(b).

     (c) All papers, books and records, financial documents, computer files and customer lists relating to the business and affairs of the Company and all copies thereof, shall be the sole and exclusive property of the Company. Rose agrees prior to termination of his employment by the Company to turn over to the Company all such documents which may be in Rose's possession or under his control.

     (d) During the term of this Agreement and for a period beginning on the date that Rose's employment is terminated, regardless of the reason for the termination, and ending twenty-four (24) months after the date on which Rose's employment is terminated, Rose shall not, without the prior written consent of the Company or any successor to the Company, compete, directly or indirectly, with the Company or any successor to the Company in any Competing Business, provided, however, that if Rose is terminated by the Company without cause (as
                                                             -------
defined in Section 6(b) below) or if an Event of Default occurs under the Promissory Note referred to in Section 2.02(2)(c) of the Stock Purchase Agreement, then Rose shall not be subject to any noncompetition obligations and the terms of this paragraph shall not apply. For purposes of this agreement, a Competing Business is any business located in North America which engages in the marketing, distribution and/or sale of janitorial, sanitary and cleaning supplies, whether or not manufactured by such company.

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     (e) During the term of this Agreement and for a period beginning on the date that Rose's employment is terminated, regardless of the reason for the termination, and ending twenty-four (24) months after the date on which Rose's employment is terminated, Rose shall not, without the prior written consent of the Company or any successor to the Company, directly or indirectly, for himself or another person, induce or attempt to induce any client or customer of the Company or any successor to terminate his or her relationship with any of those entities, provided, however, that if Rose is terminated by the Company without
                                                                       -------
cause (as defined in Section 6(b) below) then Rose shall not be subject to any noncompetition obligations and the terms of this paragraph shall not apply.

     (f) Rose agrees that any breach or threatened breach of the provisions of this Section 5 will cause irreparable damage to the Company and that money damages will not provide an adequate remedy to the Company. Thus, the parties agree that the Company, in addition to their remedies at law, shall have the right and remedy to have the provisions of this Section 5 specifically enforced by any court having jurisdiction.

6.   Termination of Employment
     -------------------------

     (a)  Rose's Voluntary Termination
          ----------------------------

          In the event that Rose voluntarily terminates his employment with the Company during the term of this Agreement, Rose shall have no right to any further salary, bonus, stock options, employee benefits or any other employment-related compensation from the Company, provided, however, that nothing in this
                                       --------  -------
Section 6(a) shall be construed to limit Rose's rights to any compensation earned prior to the date of such termination.

     (b)  Termination For Cause
          ---------------------

          The Company may terminate Rose's employment pursuant to the terms of this Agreement at any time for cause by giving written notice to Rose, in accordance with Section 9(g) below, and such termination shall be effective in accordance with such Section 9(g). Upon any such termination for cause, Rose shall have no right to any further compensation, stock options employee benefits or any other compensation from the Company, provided, however, that nothing in this Section 6(b) shall be construed to limit Rose's rights to any compensation earned prior to the date of such termination.

          For purpose of this Agreement, "cause" shall mean that (i) Rose is convicted with respect to the commission of a crime involving moral turpitude;
(ii) Rose has been guilty of gross or willful misconduct in connection with his duties hereunder or (iii) Rose has failed to follow lawful and material instructions of the Company's Board of Directors that are reasonable and appropriate instructions for a board of directors to give to the president of a company in similar circumstances and Rose has not cured such failure during the two week period following receipt of written notice from the Board of such failure.

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     (c)  Termination Without Cause
          -------------------------

          Throughout the term of his employment with the Company, Rose shall remain an employee at will, and his employment may be terminated for any reason by the Company at any time. If Rose is terminated by the Company without cause he shall be entitled to certain minimum severance pay ("Minimum Severance"), with any additional severance pay above the Minimum Severance to be solely within the discretion of senior management and/or the Board of Directors. In the event of Rose's voluntary termination under Section 6(a) above, or his termination for cause under Section 6(b) above, Rose shall be entitled to no Minimum Severance. Rose shall receive the following Minimum Severance, under the terms set forth above:

    (i) Termination without cause after commencement of his employment: six weeks salary and benefits;

    (ii) Termination without cause after twelve (12) months of employment: two months salary and benefits;

    (iii) For every six (6) month period beyond the initial twelve (12) months that he is employed by the Company, Rose shall be entitled to an additional two (2) weeks of salary and benefits as Minimum Severance in the event of termination without cause; up to a maximum Minimum Severance of twelve months salary and benefits.

     (d)  Death or Disability
          -------------------

          This Agreement and the obligations of the Company hereunder will terminate upon the death of Rose.

          In the event of Rose's permanent disability, the Company may terminate this Agreement. For purposes of this Section 6(d), permanent disability shall mean that for a period of 90 days in any 365-day period Rose is incapable of substantially fulfilling his duties as set forth in Section 3 above because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

     (e)  Liquidated Damages
          ------------------

          Rose acknowledges and agrees that his covenant in Section 2 of this Agreement to work for the Company for a minimum of five years following the Closing of the Stock Purchase Agreement was an essential component of the consideration which induced Enviro-Clean to purchase Rose's equity interest in the Company and enter into the Stock Purchase Agreement. Accordingly, if this agreement is terminated sooner than its fifth anniversary either due to Rose's voluntary departure under Section 6(a) or for cause under Section 6(b), then Rose agrees that the Company would suffer a degradation in executive performance (since any replacement executive would necessarily lack Rose's intimate knowledge of the Company's clients, business and operations) and a resulting loss of revenues. Rose further agrees that the damages resulting from such degradation of executive performance and loss of revenues would be difficult to ascertain, estimate, quantify and/or measure. The parties further agree that Enviro-Clean's right to be

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compensated for such damages should diminish proportionately as Rose completes each year of his five year employment commitment. After taking account of all the foregoing factors, as a reasonable forecast of the measure of such damages, the parties hereby agree to liquidate and determine today such damages in the following amounts: depending on whether the termination of this Agreement occurs in the first, second, third, fourth or fifth year of employment, the liquidated damages payable by Rose as a result of such termination shall be $150,000 in the first year, $125,000 in the second year, $100,000 in the third year, $75,000 in the fourth year and $50,000 in the fifth year.

          In the event that Enviro-Clean reasonably believes that liquidated damages are owed to it pursuant to this Section 6(e), Enviro-Clean shall have the right, upon written notice to Rose, to withhold from any payment otherwise to be made to or for the benefit of Rose under the Stock Purchase Agreement, an amount equal to the amount by which Enviro-Clean believes it is owed liquidated damages under this Section 6(e). The rights of Enviro-Clean under this Section 6(e) are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

          If any dispute or disagreement arises between the parties with respect to any right of set off claimed by Enviro-Clean under this Section 6(e), and the parties are unable to resolve such dispute, then the Arbitration provisions of
Section 9(h) of this Agreement shall control.

7.   Representations and Warranties
     ------------------------------

     Rose hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with constitute a breach of, or otherwise violate the terms of, any other agreement to which he is a party.

     Rose hereby agrees to indemnify the Company for any losses, costs or other expenses or damages incurred by the Company in the event that Rose has breached this representation.

8.   Assignment
     ----------

     This Agreement and any rights (including compensation) hereunder shall not be assigned or transferred by Rose to any other person. The Company, however, shall have the right to assign its rights hereunder to any affiliate of the Company.

9.   Miscellaneous
     -------------

     (a) All payments provided for in this Agreement shall be paid by check from the Company's general funds. Any withholding and/or any other payroll taxes with respect to any payments provided for in this Agreement shall be deducted by the Company as appropriate and as may be required by law.

     (b) If any provision of this Agreement shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

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     (c) This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

     (d) This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver of any right or benefits provided hereunder, by the party waiving compliance.

     (e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     (f) No delay or omission or failure to exercise any right or remedy provided for herein shall be deemed a waiver thereof or acquiescence in the event giving rise to such right or remedy, and every such right and remedy may be exercised from time to time and so often as may be deemed expedient by the party exercising such right or remedy.

     (g) All notices given pursuant to the provisions of this Agreement shall be in writing and shall be sent by certified mail, postage prepaid, or recognized overnight courier service, or delivered by hand or by fax, and shall be effective upon the earlier of (i) two (2) days from the date deposited with the mail or overnight courier service or (ii) actual receipt, and shall be sent to the parties at the following addresses:

         If to the Company:   June Supply Corp.
                              c/o Enviro-Clean of America, Inc.
                              1023 Morales Street
                              San Antonio, Texas  78207
                              Attention:  Randall Davis, President

         with a copy to:      Roger C. Adams, Esq.
                              Adams Law Offices
                              320 Bellaire Street, Suite 210
                              Denver, Colorado  80220

         If to Rose:          Michael Rose
                              __________________
                              San Antonio, Texas  ________

         With a copy to:      Oppenheimer, Blend, Harrison & Tate, Inc.
                              711 Navarro, 6th Floor
                              San Antonio, Texas  78205-1796
                              Attn:  Bruce Mitchell, Esq.

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     (h) The parties to this agreement expressly agree that any and all disputes, which may arise out of or as a result of this agreement, shall be submitted to binding Arbitration in accordance with the rules set forth by The American Arbitration Association (the "Rules"). The parties further agree to be bound by the result of the arbitration. If such arbitration is initiated by Rose, the arbitration proceedings shall be conducted by a single arbitrator (the "Arbitrator") in Denver, Colorado pursuant to the Rules. If such arbitration is initiated by the Company, the arbitration proceedings shall be conducted by the Arbitrator in San Antonio, Texas pursuant to the Rules. In the event that the parties cannot agree as to the Arbitrator to be named, each party to the controversy shall appoint one arbitrator and those two arbitrators shall select the Arbitrator.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the dates set forth below, with effect as of the date first above written.

JUNE SUPPLY CORP.      JUNE SUPPLY - SAN ANTONIO, INC


By:                             By:
   --------------------------      --------------------------
   Randall Davis,                  Michael Rose
   President                       President

                                _____________________________
                                Michael Rose, Individually

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